Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Timothy A. Bonang, Vice President of Investor Relations, or
Katie Strohacker, Senior Manager of Investor Relations
(617) 796-8251
www.tatravelcenters.com

TravelCenters of America Announces Underwriters’ Exercise of Option to Purchase Additional Shares

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Westlake, OH (December 23, 2013).  TravelCenters of America LLC (NYSE: TA) today announced that the underwriters of its public offering have exercised in full their option to purchase an additional 975,000 common shares of TA. The sale of the additional common shares closed today, December 23, 2013. The sale of the original public offering of 6,500,000 common shares closed on December 16, 2013.

The joint book-running managers for the offering are Citigroup, RBC Capital Markets and UBS Investment Bank. The co-managers for the offering are BB&T Capital Markets, Craig-Hallum Capital Group, Janney Montgomery Scott, MLV & Co. and Oppenheimer & Co.

This press release is neither an offer to sell nor a solicitation of an offer to buy common shares, nor shall there be any sale of these securities in any state or jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.  The prospectus supplement relating to the offering and related prospectus are filed with the Securities and Exchange Commission (SEC) and copies can be obtained by contacting the offices of: Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: (800) 831-9146; RBC Capital Markets, Attention: Prospectus Department, Three World Financial Center, 200 Vesey Street, 8th Floor, New York, NY 10281-8098, telephone: (877) 822-4089; or UBS Investment Bank, Attn: Prospectus Department, 299 Park Avenue, New York, NY 10171, telephone: (888) 827-7275.

About TravelCenters of America LLC:

TA primarily operates and franchises travel centers under the “TravelCenters of America”, “TA”, “Petro Stopping Centers” and “Petro” brand names that offer diesel and gasoline fueling, restaurants, truck repair facilities, stores and other services.  TA’s nationwide business includes locations in 42 U.S. states and in Canada.

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